Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of March [_], 2013, and effective as of the Merger Date (defined below) (the “Effective Date”), by and between PROFESSIONAL DIVERSITY NETWORK, INC., a Delaware corporation (the “Company”), and JAMES R. KIRSCH (“Executive”).

RECITALS:

A. Executive is a founding member, manager, employee and the Chief Executive Officer of Professional Diversity Network, LLC, an Illinois limited liability company (the “LLC”), which is the predecessor of the Company and is engaged in the business of developing and operating online networks dedicated to serving diverse professionals in the United States and designing, developing and hosting online job boards for clients (the “Business”).

B. The LLC plans to engage in an initial public offering (the “IPO”), and the LLC and its members have entered into a certain Contribution Agreement and Plan of Reorganization and Merger pursuant to which the members of the LLC shall contribute all of the outstanding membership interests of the LLC to the Company, following which the LLC shall merge with and into the Company and the assets of the LLC shall be the assets of the Company (the “Merger,” the date of the consummation of the Merger, the “Merger Date”);

C. After the Merger, the Company desires to retain the services of Executive and Executive desires to be retained by the Company, all on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the covenants, representations and warranties contained herein, the parties hereto agree as follows:

1. Employment. The Company hereby employs Executive, and Executive hereby accepts such employment and agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2. Employment Period. Subject to the provisions of Section 7 below, the initial term of Executive’s employment pursuant to this Agreement shall commence on the Effective Date and continue until the one (1) year anniversary of the Effective Date (the “Initial Employment Period”). Thereafter, unless the Employment Period has been previously terminated, Executive shall continue his employment with the Company hereunder on an “at-will” basis, subject to termination by the Company at any time for any reason whatsoever, with or without cause, in accordance with Section 7 below. The Initial Employment Period and any period of continuing employment of Executive by the Company thereafter is referred to herein as the “Employment Period.”

3. Duties and Responsibilities. Executive shall serve as Chief Executive Officer of the Company and shall have such normal and customary duties and responsibilities commensurate with his position, subject to the general supervision of the Company’s Board of Directors (the “Board”). Executive shall devote his best efforts and all of his business time and attention to the business and affairs of the Company and shall diligently, faithfully and competently perform his duties and responsibilities hereunder; provided however that the foregoing shall not preclude Executive from engaging in charitable and community affairs and managing his personal investments to the extent they do not unreasonably interfere with his duties and obligations hereunder.

4. Compensation and Related Matters.

(a) Base Salary. The Company will pay Executive an annual base salary (“Base Salary”) of Two Hundred Thousand Dollars ($200,000), payable in substantially equal monthly or more frequent installments in accordance with the Company’s normal and customary payroll practices. The Board may review and further adjust Executive’s Base Salary from time to time in its sole and absolute discretion, provided that during the Employment Period the Company may not decrease Executive’s Base Salary below the amount set forth in this section. Any such increased Base Salary shall be and become the “Base Salary” for purposes of this Agreement.

(b) Expense Reimbursement. The Company shall reimburse Executive for all reasonable business expenses properly incurred by Executive in the ordinary course of performing his duties and responsibilities hereunder, subject to the Company’s normal and customary practices and policies as are in effect from time to time with respect to travel, entertainment and other business expenses (including the Company’s reasonable requirements with respect to prior approval, reporting and documentation of such expenses).

(c) Benefits. The Company will provide or offer for Executive’s participation such benefits (other than life insurance, bonus, incentive compensation, pension, profit sharing, equity participation and severance benefits) as are generally provided or offered by the Company to its other senior executive employees, including, without limitation, health/major medical insurance, life insurance, disability insurance and welfare benefits, sick days and other fringe benefits (collectively, “Benefits”), if and to the extent that Executive is eligible to participate in accordance with the terms of the applicable Benefit plan or program generally and subject to any required contributions.

(d) Bonus. Executive shall be eligible for an annual bonus based upon the financial results achieved by the Company for the fiscal year. The amount of such bonus, if any, and the manner in which it is paid shall be determined in the sole and absolute discretion of the Board (or the Compensation Committee).

(e) Withholding. All salary, bonus and other compensation described in this Agreement shall be subject to withholding for federal, state or local taxes, amounts withheld under applicable benefit policies or programs, and any other amounts that may be required to be withheld by law, judicial order or otherwise.

(f) Right of Setoff; Recoupment. The Company shall have the right to offset any amounts due from Executive to the Company against any amounts owed by the Company to Executive under this Agreement. Compensation payable to Executive shall be subject to applicable securities rules and Company policies regarding recapture or claw back, and the Grantee shall reimburse the Company any amount previously paid that is subject to such recapture or claw back provision.

5. Executive Work Product and Inventions.

(a) Transfer of Ownership of Inventions. Executive agrees that Inventions (as defined below) shall be deemed “work made for hire” and shall be the property of the Company. Executive shall promptly disclose to the Company all such Inventions and hereby irrevocably assigns to Company all such Inventions and all such worldwide right, title and interest therein. Executive hereby waives and agrees not to assert any moral rights or similar rights under the laws of any jurisdiction with respect to any Inventions. Executive further agrees to execute or cause to be executed any and all assignment documents or other documents that may be necessary to perfect the ownership rights of the Company in such Inventions or to secure the Company’s statutory protection (including, without limitation, patent, trademark, trade secret or copyright protection) throughout the world for any and all such Inventions. For purposes hereof, “Invention” means all work product, including, without limitation, any and all creative works, discoveries, ideas, inventions, designs, devices, models, prototypes, processes, works, know-how, documentation, files, information, manuals, materials, input materials and output materials, software programs or packages (together with any related documentation, source code or codes, object codes, upgrades, revisions, modifications and any related materials) and other information and materials, and the media upon which they are located (including cards, tapes, discs and other storage facilities), which are conceived, created, developed, reduced to practice, fixed in a tangible medium of expression or otherwise made by Executive solely or jointly with others in connection with or arising from Executive’s employment hereunder (whether or not during regular business hours).

(b) Illinois Employee Patent Act. Executive acknowledges and understands, the foregoing to the contrary notwithstanding, that this section does not waive or transfer Executive’s rights to any Inventions for which no equipment, supplies, facility or trade secret or Confidential Information (as defined herein) of the Company was used and which was developed entirely on Executive’s own time, unless the Invention relates to the business of the Company or to the Company’s research or development or the results of any work that Executive performed for the Company during the term of Executive’s employment relationship with the Company (or its predecessor). Executive further acknowledges and understands that the assignment of ownership rights in Inventions pursuant to this section are intended to comply with the requirements of the Illinois Employee Patent Act 765 (ILCS 1060/1 et seq.), and that the above-stated conditions should be interpreted in a manner consistent therewith.

6. Non-Solicitation, Non-Competition and Confidentiality. Executive acknowledges that he has been and will continue to be employed by the Company directly or indirectly in one or more aspects of the research, development, engineering, manufacturing, design, promotion and/or sale relating to the Company’s existing or proposed products and services. Executive further acknowledges that he will be exposed to certain confidential and proprietary information of the Company and its Affiliates (as defined herein) during the course of his employment with the Company. Executive’s involvement or participation in a business which is competitive with the Company or any of its Affiliates, disruption of the Company’s or any of its Affiliates’ business relationships, or misappropriation or unauthorized use of the Company’s or any of its Affiliates’ confidential and proprietary information would have a material adverse impact on the Company and its Affiliates and their business operations. Accordingly, as a condition to the Company’s employment of Executive hereunder, Executive hereby agrees as follows:

(a) Certain Definitions. For purposes hereof:

“Affiliate” means, with respect to the Company, (i) the Company’s present and former parent companies, subsidiaries, successors, affiliated and related companies, and (ii) a person or entity, directly or indirectly through one or more intermediaries, that is in control of, or controlled by, or under common control with, the Company;

“Competitive Business” means any person or entity engaged in a business similar to or competitive with the Business as it is or was conducted by the Company wherever the Company does business during the Employment Term at any time during the Restricted Period (including such business as the Company may develop from time to time);

“Current Customer” means any individual or entity which is or was a client of the Company (or its predecessor) or any Affiliate during the twenty-four (24) months preceding the date of the termination of Executive’s employment;

“Prospective Customer” means any individual or entity with which Executive has solicited, identified or had contact on behalf of the Company or any Affiliate during the twenty-four (24) months preceding the date of the termination of Executive’s employment; and

“Restricted Period” means the period of Executive’s employment with the Company or any Affiliate and two (2) years thereafter.

(b) Non-Interference with Business Relationships. Executive hereby agrees that during the Restricted Period, Executive will not directly or indirectly, either individually or as a principal, shareholder, member, partner, joint venturer, investor, employer, director, manager, officer, employee, consultant, agent, or in any other manner or capacity whatsoever:

(i) solicit, induce, advise, request, influence, or take any other action with regard to any sales representative, supplier, customer, lessor, or any other person or entity that has a business relationship with the Company or any Affiliate (or has or had a business relationship with the Company’s or any Affiliate’s predecessors) which is intended to or has the effect of causing such person or entity to discontinue, reduce the extent of, discourage the development of or otherwise adversely affect such relationship with the Company or any of the Affiliates;

(ii) canvass, solicit, promote or sell any products or services that compete with any of the products or services of the Company or any of the Affiliates to any then Current Customer or Prospective Customer of the Company or any of the Affiliates; or

(iii) (A) recruit, solicit, or otherwise induce or influence any employee, consultant, sales representative, agent, or other personnel of the Company or any of the Affiliates to discontinue or otherwise terminate such relationship with the Company or any of the Affiliates or (B) retain, engage, employ, seek to retain, engage, or employ, or cause any Competitive Business (as defined herein) to retain, engage, employ, or seek to retain, engage, or employ as an employee, consultant, sales representative, or agent, any person who is then (or was at any time within twelve (12) months prior to the date Executive or the Competitive Business retains, engages, or employs or seeks to retain, engage, or employ such person) an employee, consultant, sales representative, agent, or other personnel of the Company or any of the Affiliates (or their predecessors).

(c) Non-Competition. Executive hereby agrees that during the Restricted Period, Executive will not directly or indirectly, either individually or as a principal, shareholder, member, partner, joint venturer, investor, employer, director, manager, officer, employee, consultant, agent, or in any other manner or capacity whatsoever, engage in, assist, directly or indirectly, or have any active or economic interest in a Competitive Business located anywhere in the United States; provided, however, that Executive shall not be prohibited from owning less than one percent (1%) of the outstanding securities of a company which is publicly traded on a securities exchange or over-the-counter market.

(d) No Disclosure of Confidential Information. Executive hereby agrees that he will not, directly or indirectly, disclose to anyone, or use or otherwise exploit for his own benefit or for the benefit of anyone other than the Company, any Confidential Information (as defined herein) of the Company or any Affiliate. For purposes hereof, “Confidential Information” means any and all confidential or proprietary information regarding the Company or its Business or any Affiliate or its business, including, without limitation, any and all trade secrets, employer records (including personnel records), customer lists, prospect lists, price lists, customer order or purchasing patterns and activities, product costing information, stocking requirements, purchase orders, invoices, customer records, product information and applications, customer uses and preferences, passwords, access codes, products, patents, trademarks, copyrights, processes, techniques, formulas, designs, scientific information, training information and materials, computer programs, computer network and security information, databases, software, services, research, development, inventions, and information regarding manufacturing, financials, purchasing, accounting, marketing, production, customers, suppliers, lessors, employees, and prospective customers, suppliers, lessors, and employees, and other information, whenever conceived, originated, discovered or developed, concerning any aspect of the Company or its Business or any Affiliate or its business, whether or not in written or tangible form; provided, however, that (i) the term “Confidential Information” shall not include information which is or becomes generally available to the public on a non-confidential basis, including from a third party provided that such third party is not in breach of an obligation of confidentiality with respect to such information and Executive is aware of such breach; and (ii) Executive shall not be in violation of this subsection in the event that Executive is legally compelled to disclose any of the Confidential Information, provided that in any such event Executive will provide the Company with reasonably prompt written notice prior to any such disclosure so that the Company (or an Affiliate) may obtain a protective order or other confidential treatment for the Confidential Information, and in the event that a protective order or other remedy is not obtained by the Company, Executive will furnish only that portion of the Confidential Information which Executive is advised by opinion of legal counsel is legally required to be furnished.

(e) Remedies. Executive understands that the Company will not have an adequate remedy at law for the breach or threatened breach by Executive of any one or more of the covenants set forth in this Section 6 and agrees that in the event of any such breach or threatened breach, the Company shall be entitled, in addition to any other remedies which may be available to it, to injunctive relief (without bond) to enjoin Executive from the breach or threatened breach of such covenants. Further, if Executive violates any of the restrictions contained in this Section 6, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of the Company. If any of the covenants set forth herein is not enforceable, in whole or in part, the remaining covenants set forth herein shall be enforceable notwithstanding the invalidity of any other covenant. Any covenant not enforceable in part shall be enforced to the extent valid and enforceable. If, in any judicial proceeding, a court of competent jurisdiction shall refuse to enforce any of the separate covenants herein or shall find that the term or scope of one or more of the separate covenants is unreasonably broad, then in that event the invalid or unreasonably broad provision shall be deleted or modified by said court to the minimum extent necessary to permit enforcement thereof, and the substitute provision shall be incorporated herein. The parties acknowledge and agree that the Affiliates shall be third-party beneficiaries of the Company’s rights and Executive’s obligations under this Section 6.

(f) Notice to Future Employers. Executive agrees that during the Restricted Period, Executive will notify the Company in writing of any subsequent occupation whether as owner, employee, officer, director, agent, consultant, independent contractor, or the like, and his duties and responsibilities in that position. Further, Executive agrees that during said period, he will inform each new employer, prior to accepting employment, of the existence of this Agreement and the terms of the restrictive covenants and confidentiality restrictions contained herein. Executive acknowledges that during said period the Company shall have the right to contact, independently, any potential or actual future employer of Executive to notify it of Executive’s obligations under this Agreement and provide such employer with a copy of this Agreement. The Company shall also be entitled, at its election, to notify any such actual or potential employer of the Company’s understanding of the requirements of this Agreement and what steps, if any, the Company intends to take to ensure compliance with or enforcement of this Agreement. Failure of the Company to avail itself of the benefits of this subsection shall not in any way affect its right to obtain enforcement of any provision of this Agreement.

7. Termination.

(a) Termination by the Company for Cause. The Company shall have the right to terminate Executive’s employment hereunder for Cause, effective immediately without further notice. Notwithstanding anything to the contrary contained herein, if Executive’s employment is terminated other than pursuant to this Section 7(a), after which the Company determines that Executive’s acts or omissions would have constituted grounds to terminate Executive for Cause, then Executive shall be deemed to have been terminated for Cause pursuant to this Section 7(a). In the event of such termination, then the Company shall pay to Executive his then current Base Salary and Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination. Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 7(a). For purposes hereof, “Cause” means the occurrence of any one of the following on the part of Executive: (i) conviction of or a plea of nolo contendre to a felony, act of moral turpitude or other behavior which affects or reflects on the Company or any Affiliate in a negative manner; (ii) attempted or actual theft, fraud or embezzlement of money or tangible or intangible assets or property of the Company or any Affiliate or their employees or business relations; (iii) gross negligence or willful misconduct in respect of Executive’s performance of his duties and responsibilities to the Company or any Affiliate; (iv) breach of Executive’s fiduciary duties to the Company or any Affiliate; (v) violation of any express direction from the Board or other person to whom Executive reports, relating to Executive’s duties and responsibilities commensurate with his position, which such violation (if susceptible to cure) continues or is repeated following fifteen (15) days’ written notice from the Company to Executive thereof; (vi) breach of Section 6; or (vii) breach of any other material term, covenant, representation or warranty contained in this Agreement, which such breach (if susceptible to cure) remains uncured or is repeated following fifteen (15) days’ written notice from the Company to Executive thereof.

(b) Termination as a Result of Executive’s Disability or Death. The Company shall have the right to terminate Executive’s employment hereunder in the event of Executive’s Disability or death, effective immediately. In the event of such termination, then the Company shall pay to Executive (or his legal representative) Executive’s then current Base Salary and Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination. Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 7(b). For purposes hereof, “Disability” means the inability of Executive to substantially perform his duties and responsibilities to the Company by reason of a physical or mental disability or infirmity (i) for a continuous period of ninety (90) days or for at least 180 days in any consecutive twelve (12) month period or (ii) at such earlier time as Executive submits or the Company receives satisfactory medical evidence that Executive has a physical or mental disability or infirmity which will likely prevent him from returning to the performance of his work duties for ninety (90) days or longer. In the event of any dispute regarding the determination of Executive’s Disability, such determination shall be made by a physician selected by the Company and reasonably acceptable to Executive, at the Company’s sole expense; provided, however, that Executive’s Disability shall be conclusively presumed if such determination is made by an insurer providing disability insurance coverage to Executive or the Company in respect of Executive.

(c) Termination by the Company Without Cause. The Company may terminate Executive’s employment hereunder at will, for any reason (or for no reason) whatsoever, effective immediately upon notice from the Company to Executive thereof. In the event of such termination by the Company (i.e., other than by reason of death, Disability or for Cause), then the Company shall pay to Executive his then current Base Salary and Benefits accrued, Severance Pay (as defined in and subject to Section 7(f) below) and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination.

(d) Voluntary Termination by Executive. Executive may voluntarily terminate his employment hereunder at any time upon not less than ninety (90) days’ prior written notice to the Company; provided, however, that any time during said 90-day period, the Company may request Executive to vacate his office and cease to perform employment services for or on behalf of the Company except those assigned by the Board which are to be conducted from Executive’s home. If Executive so terminates his employment, then the Company shall pay to Executive his then current Base Salary, Benefits accrued, and any expenses for which Executive is entitled to be reimbursed, up to and including the effective date of such termination. Executive shall not be entitled to any other salary, bonus, benefits or other compensation as a result of termination pursuant to this Section 7(d).

(e) Removal From Positions. Any termination of Executive’s employment with the Company shall automatically effectuate Executive’s removal from any and all officer and other positions that Executive then holds with the Company or any of its Affiliates as of the effective termination date.

(f) Severance Pay. If the Company terminates Executive’s employment pursuant to Section 7(c) above, subject to the terms and conditions in this Agreement and the Release Agreement (as defined below), and provided that Executive executes (and does not revoke, if applicable) a release and waiver agreement by which Executive releases the Company and its Affiliates from claims relating to or arising from Executive’s employment with or separation from the Company and its Affiliates (the “Release Agreement”) in form and substance and at a time acceptable to the Company, and further provided that Executive has been and remains in compliance with his obligations as set forth in this Agreement and the Release Agreement, the Company shall:

(i) pay Executive an amount (the “Severance Pay”) equal to his monthly salary at his then-current rate (excluding any benefits or other amounts) for six (6) months, payable in equal installments in accordance with the Company’s payroll policy, over a six (6)-month period following the effective date of Executive’s termination (the “Severance Period”);

(ii) provided Executive timely elects continued coverage for himself and his spouse and dependents who are then covered under the Company’s group health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), pay the employer portion of the costs of continued health coverage for Executive, such spouse and dependents at their then-current level under the Company’s health plan (Executive to pay the employee’s portion at regular employee rates) during the Severance Period, after which time, the continued participation (if any) of Executive and Executive’s spouse and dependents in the Company’s health plan shall be at such participants’ sole expense in accordance with COBRA.

In the event of Executive’s death during but prior to the end of the Severance Period, the Company will pay any unpaid amounts under Section 7(f)(i) above to Executive’s estate in accordance with the provisions of this Agreement and the Release Agreement and will continue to pay the employer portion of the costs of continued health coverage for Executive’s spouse and dependents in accordance with the terms of Section 7(f)(ii) as if Executive had remained alive for the duration of the Severance Period, after which time, such participants’ continued participation (if any) in the Company’s health plan shall be at such participants’ sole expense in accordance with COBRA. Notwithstanding the foregoing, Executive agrees that if the Company adopts a severance plan in which Executive is eligible to participate and under which Executive is eligible for benefits (the “Severance Plan”), Executive will be eligible to receive the greater of either: (i) the Severance Pay set forth in this Section 7(f); or (ii) the benefits for which Executive is eligible under the Severance Plan, but in no event shall Executive be entitled to receive both.

(g) Return of Property. Immediately upon the Company’s request or on the termination date of Executive’s employment, whichever occurs first, Executive shall return to the Company all Confidential Information and any other property of the Company, its Affiliates, or any third parties which is in Executive’s possession or control by virtue of his employment with the Company. Property to be returned to the Company shall include without limitation, all documents and things (whether in tangible or electronic format and whether such documents or things contain any Confidential Information) in Executive’s possession or control, further including without limitation, all computer programs, files and diskettes, and all written or printed files, manuals, contracts, memoranda, forms, notes, records and charts, and any and all copies of, or extracts from, any of the foregoing.

8. Assignment. The parties acknowledge and agree that the covenants, terms and provisions contained in this Agreement constitute a personal employment contract and the rights and obligations of the parties hereunder cannot be transferred, sold, assigned, pledged or hypothecated, excepting that the Company may assign this Agreement in connection with a sale of the business, merger, consolidation, share exchange, sale of substantially all of the Company’s assets, or other reorganization, whether or not the Company is the continuing entity, provided that the assignee is the successor to the business and all or substantially all of the assets of the Company.

9. Severability. If any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect (a) any other provision or part of a provision of this Agreement nor (b) this Agreement’s validity, legality and enforceability in any other jurisdiction, but this Agreement shall be reformed and construed in any such jurisdiction as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provision or part shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction.

10. Governing Law; Venue. This Agreement shall be covered by, construed, applied and reinforced in accordance with the internal laws of the State of Illinois, without regard to conflicts of law provisions. The parties agree that any action or proceeding to enforce or arising out of this Agreement shall be commenced in the state courts, or in the United States District Court, in Chicago, Illinois. The parties consent to such jurisdiction, agree that venue will be proper in such courts and waive any objections based upon Forum Non Conveniens. The choice of forum set forth in this section shall not be deemed to preclude the enforcement of any action under this Agreement in any other jurisdiction.

11. Continuing Obligation. The covenants, obligations, duties and liabilities of Executive pursuant to Sections 5 and 6 hereof are continuing, absolute and unconditional and shall remain in full force and effect as provided herein.

12. Waiver. The waiver by the Company or Executive of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any other breach of the same or any other term or condition hereof.

13. Notices. Any notice, request, consent or communication under this Agreement shall be effective only if it is in writing and shall be deemed to have been given when personally delivered or three (3) days after being deposited in the United States mail, certified or registered, postage prepaid, return receipt requested and addressed to the party at its or his last known address. The address of any party may be changed by notice in writing to the other party duly served in accordance with this Section.

14. Section 409A. The intent of the parties is that payments and benefits under this Agreement be exempt from, and to the extent not exempt from, comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in accordance with such intent. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A. Without limiting the generality of the foregoing, the Company and the Executive agree as follows:

(a) Reimbursements payable to Executive hereunder shall be paid in no event later than the end of the calendar year following the year in which the reimbursable expense is incurred. In addition, such reimbursements shall be made in a manner that complies with all the requirements of Treasury Regulation Section 1.409A-3(i)(l)(iv). In no event shall reimbursements and payments provided under the Agreement be subject to liquidation or exchange in a manner which violates Treasury Regulation Section 1.409A-3(i)(l)(iv).

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(c) Notwithstanding any other payment schedule provided herein to the contrary, if Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that benefits to be provided during the Delay Period are considered “nonqualified deferred compensation” under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, Executive shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse Executive, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(d) To the extent that severance payments or benefits pursuant to this Agreement are conditioned upon the execution and delivery by Executive of a release of claims, Executive shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of Executive’s termination of employment. If the foregoing release is timely executed and delivered and no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i) To the extent that any such cash payment or continuing benefit to be provided is not “nonqualified deferred compensation” for purposes of Code Section 409A, then such payment or benefit shall commence upon the first scheduled payment date immediately following the date that the release is executed, delivered and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement applied as though such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

(ii) Subject to Section 14(c)(i), to the extent that any such cash payment or continuing benefit to be provided is “nonqualified deferred compensation” for purposes of Code Section 409A, then such payments or benefits shall be made or commence upon the sixtieth (60th) day following Executive’s termination of employment. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon Executive’s termination of employment, and any payments made thereafter shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following Executive’s termination of employment.

The Company may provide, in its sole discretion, that Executive may continue to participate in any benefits delayed pursuant to this Section 14(d) during the period of such delay, provided that Executive shall bear the full cost of such benefits during such delay period. Upon the date such benefits would otherwise commence pursuant to this Section 14(d), the Company may reimburse Executive the Company’s share of the cost of such benefits, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to Executive, in each case, had such benefits commenced immediately upon Executive’s termination of employment. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the schedule and procedures specified herein.

(e) For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

15. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

16. Miscellaneous. This Agreement may be executed in two or more counterparts (including via facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings (whether oral or written) between the parties (or between the Company and Executive) with respect to such subject matter.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have made and entered into this Employment Agreement the date first hereinabove set forth.

THE COMPANY: PROFESSIONAL DIVERSITY NETWORK, INC.	EXECUTIVE:

By:
Name:	James R. Kirsch
Its:

Signature Page to Employment Agreement of James R. Kirsch